EXHIBIT 99.1

Media Contact: William H. Galligan Phone: 816/983-1551

wgalligan@KCSouthern.com

KCS Announces Receipt of Requisite Consents and Execution of Supplemental Indenture

Kansas City, Missouri – January 27, 2009 – Kansas City Southern (KCS) (NYSE:KSU) announced today the preliminary results in connection with the previously announced cash tender offer (the Offer) for the outstanding 7 1/2% Senior Notes due 2009 (CUSIP No. 485188AF3) (the Notes) of its wholly-owned subsidiary, The Kansas City Southern Railway Company (the Company) and related consent solicitation to amend the Notes and the indenture pursuant to which the Notes were issued (the Consent Solicitation).

As of 5:00 p.m., New York City time, on January 27, 2009, tenders and consents had been received from holders of a majority of the outstanding Notes. Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Notes have been received, and a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Related Solicitation of Consents Statement dated January 14, 2009 (the Offer to Purchase) has been executed. As the Requisite Consent Condition of the Offer (as defined in the Offer to Purchase) has been met, tendered Notes may no longer be withdrawn and consents delivered may no longer be revoked, except in the limited circumstances described in the Offer to Purchase.

Holders still have until 5:00 p.m., New York City time, on January 28, 2009 (the Consent Deadline), to tender their Notes to receive the total consideration which includes the consent payment of $20 per $1,000 principal amount of Notes. The Offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on February 11, 2009, unless extended or earlier terminated (the Expiration Time).

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the Offer and Consent Solicitation, at (800) 659-5550 (US toll-free) and (212) 269-5550 (collect).

The Company has engaged Banc of America Securities LLC to act as Dealer Manager in connection with the Offer and Consent Solicitation. Questions regarding the Offer and Consent Solicitation may be directed to Banc of America Securities, LLC, Debt Advisory Services, at (888) 292-0070 (U.S. toll free) and (704) 388-9217 (collect).

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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